Exhibit 99.1

Inventure Foods Completes Debt Refinancing

Company Enters Into $50 Million Revolving Credit Facility and $85 Million Term Loan

PHOENIX, November 23, 2015 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today announced that the Company has completed a $135 million debt refinancing that includes a new five-year, $50 million senior-secured revolving credit facility and a new five-year $85 million senior secured term loan facility, both of which mature on November 17, 2020.

“We are very pleased to announce the successful completion of our new credit facilities,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “We believe these facilities, in conjunction with our  cash flow from operations, will adequately meet our capital requirements for future growth over the next several years. We appreciate our lenders’ confidence in Inventure Foods as we continue to execute our long-term growth strategy.”

Wells Fargo Capital Finance acted as administrative agent, book runner, and sole arranger for the asset-based revolving credit facility. An affiliate of Benefit Street Partners, LLC, acted as administrative agent for each member of the Lender Group under the Term Loan Credit Agreement.  William Blair acted as the Company’s exclusive financial advisor on the transaction.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Seattle’s Best Coffee®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Fresh Frozen™ and Bob’s Texas Style® and Sin In A Tin®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to meet its capital requirements for future growth over the next several years and to execute its long-term growth strategy. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.